Odyssey Pictures Corporation
                       1875 Century Park East, Suite 2130
                          Los Angeles, California 90067

                                                                   March 2, 1998

Mr. Ira N. Smith
49 Woodland Drive
Oyster Bay, New York 11771

Dear Mr. Smith:

         Reference is made to your agreement with Odyssey Pictures Corporation, f/k/a Communications and Entertainment Corp. (the "Company"), dated March 6, 1996, as amended by a letter agreement dated September 23, 1997 (the agreement, as amended, being hereinafter referred to as the "Agreement").

         Effective as of the date of this letter agreement (the "Termination Date"), you agree that the Agreement shall be cancelled and of no further force and effect. You further agree to waive any rights to compensation which may have accrued under the Agreement during the period from January 1, 1998 through the Termination Date, it being understood that all financial obligations of the Company under the Agreement which accrued through December 31, 1997 shall survive the termination of the Agreement as provided herein.

         In consideration of your consenting to the cancellation of the Agreement as of the Termination Date, and waiving certain rights which had accrued under the Agreement during the period from January 1, 1998 through the Termination Date, the Company hereby agrees to pay to you (or to your assignee, S.F.H. Associates, Inc., at your election) severance salary payments at the rate of $5,000 per month during the four month period from January 1, 1998 through April 30, 1998, and at the rate of $4,000 per month during the twenty-month period from May 1, 1998 through December 31, 1999, all payments to be made on the fifteenth day of each month. In the event of a default by the Company with respect to any payment due on or after May 15, 1998, which default continues for a period of thirty days thereafter, then in addition to any other rights and remedies available to you, the severance salary payable hereunder shall increase to the sum of $8,000 per month from the date of such default and the payment term of this agreement shall be extended for an additional twelve month period through December 31, 2000.

         If the foregoing accurately sets forth our understanding, please indicate your approval by signing in the space provided below.

                                                 Odyssey Pictures Corporation


                                                 By:/s/ Johan Schotte
                                                 ----------------------
                                                  Johan Schotte, CEO

ACCEPTED AND AGREED:

/s/ Ira N. Smith
-------------------
Ira N. Smith
3/16/98


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